Exhibit 23.2

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 19, 2026, with respect to the consolidated financial statements of Red Cat Holdings, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Salt Lake City, Utah
May 12, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.